Exhibit 99.1

Assertio Therapeutics Announces Sale of NUCYNTA® Franchise to Collegium Pharmaceutical for $375.0 Million

Company Intends to Use Cash Proceeds to Retire its Outstanding Debt

Company Intends to Use Improved Balance Sheet to Pursue Business Development, Strategic Partnerships and Investment Opportunities

LAKE FOREST, Ill., (February 6, 2020) (GLOBE NEWSWIRE) -- Assertio Therapeutics, Inc. (“Assertio” or the “Company”) (NASDAQ: ASRT), today announced it has entered into a definitive agreement (“Agreement”) with Collegium Pharmaceutical, Inc. (“Collegium”) pursuant to which Collegium will acquire the NUCYNTA® franchise of products from the Company. The closing of the agreement is expected by February 14, 2020.

Under the terms of the agreement, Collegium will pay Assertio $375.0 million in cash at closing, less royalties paid to Assertio in 2020. Collegium will also pay Assertio for certain inventories and equipment relating to the products. The Company intends to use cash proceeds retire its outstanding debt.

“A key element of Assertio’s transformation over the last several years has been its focus on aggressive de-leveraging. We have done that successfully by consistently delivering strong bottom line performance and today we look to end that journey. With this transaction, our goal is to retire our outstanding debt and have approximately $50.0 million of cash on our balance sheet. We will use this new flexibility to pursue business development, strategic partnerships and investment opportunities with the goal of having our remaining business becoming cash flow and EBITDA positive by the end of the year,” said Arthur Higgins, President and Chief Executive Officer of Assertio.

“We have enjoyed a great commercial partnership with Collegium and it became clear that they would be the ideal long-term home for the NUCYNTA® franchise, given their position as the leader in responsible pain management and the synergistic fit of the NUCYNTA® franchise in their portfolio.”

Stifel acted as exclusive financial advisor to Assertio in this transaction and Gibson, Dunn & Crutcher LLP and Greenberg Traurig LLP served as legal counsel.

The Company is also announcing that it is no longer pursuing the development of long-acting cosyntropin. Based on discussions with our partner West Therapeutic Development, Inc., the Company has determined that development of this asset is no longer feasible in a timely manner.

Additional details can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About NUCYNTA® and NUCYNTA® ER

NUCYNTA® is a strong prescription pain medicine that contains an opioid (narcotic) that is used to manage short-term (acute) pain in adults when other pain treatments, such as non-opioid pain medicines, do not treat your pain well enough or you cannot tolerate them.

NUCYNTA® ER is a strong prescription pain medicine that contains an opioid (narcotic) that is used to manage pain severe enough to require daily, around-the-clock, long-term treatment with an opioid when other pain treatments, such as non-opioid pain medicines or immediate-release opioid medicines, do not treat your pain well enough or you cannot tolerate them

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets two FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

About West Therapeutic Development, LLC

West Therapeutic Development is a U.S. based and part of the MMB Healthcare group. The group are biopharmaceutical companies focused on improving patient health and addressing unmet medical needs by acquiring, developing, manufacturing and commercializing specialty pharmaceutical products in niche orphan disease and specialty market segments. To learn more about West Therapeutic Development, visit www.mmbhealthcare.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results, including for 2019, to differ materially from those estimated, projected or anticipated, including expectations regarding the closing of the sale of the NUCYNTA® franchise to Collegium Pharmaceutical, Inc., the repayment of the Company’s indebtedness, expectations regarding potential business opportunities, and other risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

Investor and Media Contact:

Dan Peisert

Senior Vice President and Chief Financial Officer

dpeisert@assertiotx.com

Source: Assertio Therapeutics, Inc.